Exhibit 1

Rio de Janeiro, December 28, 2017.

To

Board of Directors of

OI S.A. -Under Court-supervised reorganization.

Rio de Janeiro – RJ

Mr. José Mauro Mettrau Carneiro da Cunha – Chairman; Mrs. André Cardoso de Menezes Navarro; Mr. Demian Fiocca; Mr. Hélio Calixto da Costa; Mr. Luís Maria Viana Palha da Silva; Mr. Marcos Duarte Santos; Mr. João Manuel Pisco de Castro; Mr. João do Passo Vicente Ribeiro; Pedro Zañartu Gubert Morais Leitão; Ricardo Reisen de Pinho; and Mr. Thomas Cornelius Azevedo Reichenheim

Copy to:

Investors Relations Board of Oi S.A. -Under Court-supervised reorganization.

Rua Humberto de Campos, nº 425, 8th floor

Leblon, Rio de Janeiro – RJ

Attn.:    Mr. Carlos Augusto Machado Pereira de Almeida Brandão

Brazilian Security and Exchange Commission - CVM

Companies Relations Superintendence.

Rua Sete de Setembro, 111

Rio de Janeiro – RJ

Attn.:    Mr. Fernando Soares Vieira

sep@cvm.gov.br

Subject: Request to convene the Extraordinary General Meeting

Dear Board members,

BRATEL S.À.R.L., limited liability company, incorporated and validly existing under the laws of Luxembourg, with headquarters in Luxembourg and address at 69, boulevard de la Pétrusse, L-2320 Luxembourg, enrolled with trade registration at the Chamber of Trade under number B 212.922, as holder, on this date, of 22.24% of the stocks issued by Oi S.A. - Under Court- supervised Reorganization ("Oi" or "Company"), hereby, pursuant to article 123, sole paragraph, item "c" of law # 6,404/1976 ("Brazilian corporate law"), requires the Board of Directors to convene an extraordinary general meeting of the Company, within 8 (eight) days from this date, to be held in the shortest period possible, in order to deliberate on the matters subject to the resolution of the Shareholders, in accordance with Brazilian Corporate Law and the Company's Bylaws, provided for in the Judicial Reorganization Plan of the Company ("Reorganization Plan") submitted to the Courts of the 7th Business District Court of Rio de Janeiro ("Courts of Reorganization"), according to the following items on the agenda:

(1) Deliberate on the following proposal to change the Company’s governance and to increase its capital stock, as provided for in the Reorganization Plan:

(i)        Election, for the office beginning on the date of approval of the Reorganization Plan until the investiture of the members of the New Board of Directors (as defined in clause 9.3 of the Reorganization plan), of a Transitional Board of Directors composed by a total of 9 (nine) members, without deputies: being 6 (six) members of the current Board of Directors; and 3 (three) new members, as proposed in clause 9.2 of the Reorganization Plan:

(a)      José Mauro Mettrau Carneiro da Cunha, Individual Taxpayer Registration (“CPF”) # 299.637.297-20 – Chairman;

(b)      Ricardo Reisen de Pinho, CPF # 855.027.907-20 – Vice-President;

(c)      Marcos Duarte Santos, CPF # 014.066.837-36;

(d)      Luis Maria Viana Palha da Silva, CPF # 073.725.141-77;

(e)      Pedro Zañartu Gubert Morais Leitão, Portuguese passport # M655076;

(f)       Helio Calixto da Costa, CPF # 047.629.916-00;

(g)      Marcos Rocha, CPF # 801.239.967-91;

(h)      Eleazar de Carvalho Filho, CPF: 382,478,107-78;

(i)        Marcos Grodetzky, CPF 425.552.057-72.

(ii)      Guarantee of maintenance of the Board’s members in Office, as proposed in clause 9.1 of the Reorganization Plan of the Company;

(iii)     The increase of the subscribed capital and conditions for the respective subscription and payment, including commission due to committed subscribers; the reform of article 6 of the Company's Bylaws to enlarge the limit of authorized capital of the Company, currently of R$ 34,038,701,741.49, and conditions for the respective subscription and payment, also the commission due to committed subscribers; and,

(iv)    Other corporate aspects of the Reorganization Plan, subject to the decision of the Shareholders’ General Meeting, in accordance with Brazilian Corporate Law and the Company’s Bylaws.

(2) Deliberate on the filing of a civil liability action, pursuant to article 159 of the Brazilian Corporate Law, against Managers and Executive Officers in their current positions due to illegal practices in breach of the Company's Bylaws, and/or employees, managers and delegated agents as co-authors of any breach of the governing corporate law and the Company's Bylaws.

Grounds for the request to convene.

On the last day December 12, 2017, Mrs. Eurico Teles and Carlos Brandão1, based on a provisional ruling by the Courts of Reorganization, presented a new version of the Company's reorganization plan. The Reorganization Plan contains terms and conditions whose effectiveness and validity is subject, in accordance with Brazilian Corporate Law, to the approval of the Company’s shareholders at a General Meeting held for that purpose, as shown below.

1.       Governance of the Company.

The Reorganization Plan provides for the establishment of a Transitional Board of Directors, composed by 9 members, already chosen in the Plan itself. Also, according to Clause 9.2.2 of the Reorganization Plan, the current members of the Board that are not listed in the Plan to compose the Transitional Board will have all their assignments suspended 2.

2 “9.2. Transitional Board of Directors. In order to ensure the actual fulfillment of the corporate purpose of the DEBTORS and the measures provided for this Plan and subject to applicable regulatory approvals, from the Approval of the Plan up to the subsequent investiture of the members of the new Board of Directors, according to this Plan, duly approved by the proper regulatory authorities, the DEBTORS will have a Transitional Board of Directors composed by a total of 9 (nine) members, without deputies, identified in Exhibit 9.2., being:

The election and dismissal of the Company’s managers is assigned to the shareholders’ meeting or to the board of directors, as provided for in articles 23 and 35 of the Company's Bylaws3 and articles 140 and 143 of the Brazilian Corporate Law.4

Additionally, the Reorganization Plan removes from the Board of Directors the right to replace and elect Chief Officers. According to clauses 9.1 and following of the Reorganization Plan, during the period of at least one year, the chief officers of "transition", including a "Chief Operations Officer", will hold the same positions and assignments they have now and will be exclusively liable for the performance and implementation of the plan5.

3

-        6 (six) members of the current Board of Directors;

-        3 (three) new members, which will be invested by force and operation of this Plan, in accordance with article 50, IV of LRF.

9.2.1. The deliberations of the Transitional Board of Directors shall comply with the provisions of article 30 of the Bylaws of the Oi, and all decisions made by simple majority of those present. In the event of any impasse in Deliberations of the Transitional Board of Directors, the Chairman of the Transitional Board of Directors shall have the casting vote in accordance with article 30 of the Bylaws of the Oi.

9.2.2. The other members of the current Board of Directors, who are not appointed as members of the Transitional Board of Directors pursuant to the Clause 9.2 above, whether they are officeholders or deputies, they shall have all of their assignments suspended, including advisory committees to the management of Oi, not being able to participate in any meeting of the Transitional Board of Directors and (a) shall be formally replaced under this Plan, in accordance with article 50, IV of LRF, after the investiture of the New Board of Directors, according to this Plan, or (b) shall have their term of office terminated for lapse of time, whichever occurs first (...)”

3 “Art. 23 of the Company's Bylaws: The Board of Directors is composed by 11 (eleven) members and an equal number of deputies, each deputy linked to an acting member, all elected and dismissible by the General Meeting, with 02 (two) years’ unified term of office, reelection being allowed and subject to the provisions of Article 69 of these Bylaws.

“Art. 35- The Executive Board shall be composed by at least 3 (three) and a maximum of 6 (six) members, being one Chief Executive Officer, one Chief Financial Officer, Chief Investors Relations Office and on Chief Legal Officer, and other chief Officers without specific designation, elected by the Board of Directors."

4 “Art. 140 of Corporate Law: The Board of Directors shall be composed at least by 3 (three) members, elected by the General Meeting and dismissible thereby at any time, and the bylaws shall establish (...) ".

“Art. 143. The Executive Board shall be composed by 02( two) or more chief officers, elected and dismissed at any time by the board of directors, or, if nonexistent, by the general meeting, and bylaws shall determine

(...)”.

5 “(i) Executive Board - Stabilization: During the Transitional Period (i) Transition Executive Officers will (x) hold the same positions and assignments they perform on that date, maintaining and renewing the current contractual commitments, including, but not limited to, the indemnities provided for contractually currently existing which dismissal and alteration of the powers of the Transitional Executive Officers is forbidden, (y) be solely responsible for the performance and implementation of the Plan until the closing of the Reorganization, subject to the provisions of item (iii) below; and (ii) the Advisors Executive Officers shall exercise their respective positions with operational assignments to be determined at Executive Board’s meeting of Oi and should refrain from interfering, directly or indirectly, either in Reorganization-related issues, including and especially in respect to the implementation of the Plan, and should be removed at any time by the Transitional Board of Directors or New Board of Directors, as the case may be.

(ii) Executive Board - Operations: The DEBTORS shall contract up to 60 (sixty) business days after the approval of the Plan, the Chief Operations Officer, which will be responsible for preparing Oi for its new

Moreover, the Reorganization Plan provides that, after the transitional period, the Chief Executive Officer and Chief Finance and Investors Relations Officers shall be reappointed to the offices they previously held, from which they may not be dismissed until the closure of court-supervised reorganization.

Therefore, in order to comply with the Company’s Bylaws and the Brazilian Corporate Law, which remains fully applicable to companies under Court-supervised reorganization, the shareholders shall meet to deliberate on the forecasts of the plan related to the governance of the Company, especially those whose implementation requires election of members of the Board of Directors and amendment of the Company's Bylaws.

2.         Capital Increase

The Reorganization Plan provides for an increase of the Company’s capital stock, which can exceed the amount of BRL 17 billion, to be carried out in stages. According to the clause 4.3.3.5 of the Plan, part of the Company’s debt will be converted into capital.

In addition, according to clause 4.3.3.6, the Plan provides on the issuance of stock warrant as an additional advantage to the issuance of new common stocks; At last, according to clause 6.1, the Plan provides for a capital increase of BRL 4,000,000,000.00 (four billion Brazilian reals)6.

The capital increase proposed in the Reorganization Plan exceeds the limit of the Company’s authorized capital currently available, which is BRL 12,600,327,587.49 on this date. The increase of the Company’s authorized capital constitutes a reform of the Bylaws, which, according to article 166 of the Brazilian Corporate Law, is an exclusive matter for deliberation of Shareholders’ General Meeting.

Therefore, the proposal of capitalization provided for in the Reorganization Plan depend on the deliberation of the Shareholders in an Extraordinary General Meeting for its effectiveness, which shall be convened and held for that purpose.

transformation phase and for the integrated action of the commercial and operational areas of DEBTORS. Chief Operations Officer shall not be dismissed or replaced during the Transitional Period."

6 “4.3.3.5. Capital increase - Credit Capitalization: The new Common Stocks – I shall be issued by Oi on capital increase by private subscription, through the capitalization of part of the Unsecured Credits of Qualified Bondholders who have timely elected the option of Clause 4.3.3.2 according to this Plan, in compliance with the applicable regulations, and shall grant the same rights granted by other outstanding common stocks issued by the Oi. The issue of New Common Stocks – I shall comply with the provisions of article 171, 2nd § of Law # 6,404 of December 15, 1976 (...). "

“4.3.3.6. Stock Warrant issued by the Oi: The stock warrant shall be issued by Oi, as an additional advantage to the issuance of New Common Stocks - I as a result of the Capital Increase, Capitalization of Credits, capitalization of credits provided for in clause 4.3.3.5 (...). "

“6.1. Capital Increase In view of the need for new resources for resumption of investment in CAPEX and implementation of the business plan, the Oi group undertakes to carry out, according to this plan, the Backstop Agreement and subject to the applicable laws, as soon as possible after the completion of the Capital Increase- Capitalization of Credits provided for in Clause 4.3.3 and in any case by February 28, 2019, the Capital Increase - New Resources, subject to the following:

(a)       Structure of the Capital Increase. The Capital Increase - New Resources shall take place through the issue of New Common Stocks -II issued by Oi;

(b)       Amount of the Capital Increase: The total amount of the Capital Increase shall be BRL 4,000,000,000.00 (four billion Brazilian Reals), as set forth in this Plan and the Backstop Agreement;

(c)       Issuing Price. The Issuing price of new Common Stocks - II in the Capital Increase - New Resources shall be calculated by dividing he value of BRL 3,000,000,000.00 (three billion Brazilian reals) by the number of outstanding stocks of Oi in the business day immediately prior to the Capital Increase - New Resources, except for any adjustment in the issuing price as provided for in the Backstop Agreement (...)

3.          Other corporate issues.

The Shareholders’ meeting - which convening is herein required, may discuss and deliberate on other corporate issues provided for the Reorganization Plan, according to the Bylaws of the Company and Brazilian Corporate Laws.

4.         Civil Liability Action against the managers.

In the Board of Director’s meeting held on October 10, 2017, the version that should be the final version of the Reorganization Plan of the Company was approved, being authorized, in the meeting held on October 11, 2017, the filing of such version at the 7th Business Court of Central District Court of State of Rio de Janeiro.

The Board of Directors of the Company is liable for drafting the Reorganization Plan of the Company. Although the Brazilian Corporate Law does not provide expressly who shall be liable for the approval of the reorganization plan of the Company, in fact such law grants to the General Meeting the powers to decide on the request for bankruptcy or court-supervised reorganization. (art. 122 , IX).

On the other hand, generally, the Board of Directors is liable for the guidance of the company’s businesses (art. 142, I).

Therefore, there could be no discussion with regard to the General Meeting’s or the Board of Directors’ jurisdiction power for the approval of the reorganization plan. Art. 50 of the LRF, when listing the possible means of reorganization, indicates measures assigned to specific divisions. If the plan provides for mergers, incorporation or spin-off of the company, such issue should be taken to the Extraordinary General Meeting for approval, pursuant to art. 122, VIII, as well as operations of capital increases, when exceeding the limit of the authorized capital of the company, if any.

However, as the plan is not an ordinary management act of the Company, certainly it is not under the powers of the Board.

In this respect, although Mr. Eurico Teles was appointed as "responsible person to carry out and conclude negotiations with creditors of this reorganization until 12/12/2017, when he should personally submit to this judge the reorganization plan that shall be the subject of vote in the General Meeting of Creditors, regardless of approval by the Board of Directors", the Courts of the RJ had not changed, and neither could, the corporate law and the Company’s Bylaws, as a main rule of the convention of rights and obligations before the Shareholders and management department of the company and whoever it contracts or relates to.

This is because, on the contrary, the above decision would be violating the individual and contractual freedom of the parties, the corporate legislation directly applicable, as provided for the heading of art. 50 of the Company’s Bankruptcy and Reorganization Law (Law 11,101/05 Law), and the private independence ensured by art. 5th. sections II and LIV of Constitution of the Federative Republic of Brazil.

Although the Courts determined to Chief Executive Officer the duty to present a plan, this can only mean to name a spokesperson to the company for negotiation of final terms, based on the version of the Reorganization Plan then existing, and personal presentation of this document to the Courts.

For the essential reasons above and others, to be discussed and exposed in the Extraordinary General Meeting, we recommend the deliberation of filing a civil liability action against Mrs. Eurico Telles and Carlos Augusto Brandão and other managers usurpers of their legal and statutory positions, in accordance with article 159 and paragraphs of the Brazilian Corporate Law.

Legitimacy of Request to Convene the Extraordinary General Meeting

In accordance with article 123 of the Brazilian Corporate Law, the shareholders are entitled to request the Board of Directors to convene the general meeting and, if the request is not granted by the board, the shareholders may convene the meeting directly.

It should be noted that the Federal Prosecution Service has stated on the need for holding the Shareholders’ Meeting for actual implementation of the Reorganization Plan as follows, in verbis:

“Continuing, there is the issue concerning how the issuing of the new stocks of the company should be carried out. As a corporation, subject to its governing law and so it is inevitable that any capital increase should be authorized by the Extraordinary General Meeting.

(...)

In respect to a company with stocks traded on the stock exchange, the issuance must comply with the laws and specific regulations of the CVM. Once the plan is approved in such terms, it seems to MP that the Extraordinary General Meeting should be convened to countersign the decision (...)

(...)

A management regulation and election of administrative departments of the company are provided therein, which have no equivalent in its Bylaws, to which no use is stated. Although the corporate restructuring or even modification of the bylaws should be object of deliberation of the meeting as well as to reorganize the debtor's activities and perform its uplifting, it seems to the MP that its implementation once again is the responsibility of the shareholders under the LSA. ".

On those grounds, the signatory shareholder, holder of more than 22% of the total capital stock and more than 27% of the voting capital of the Company, requires to the Board of Directors the convening of an extraordinary general meeting of Oi, with the agenda provided for in this request for convening, within 8 (eight) days of its receipt, to be held in the shortest term possible, under penalty of such meeting being directly convened by subscriber shareholder, pursuant to article 123, sole paragraph, "c", of the Brazilian Corporate Law;

Faithfully yours,

Signed: [Illegible signature ] - Signed: [Illegible Signature]

BRATEL S.À.R.L.

[It bears rubric in all pages, except the last].